Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements No.’s 333-75904, 333-86871, 333-61905, 333-22499 and 333-43305 on Form S-8 of our report dated September 4, 2007 appearing in this Annual Form 10-K of Windswept Environmental Group, Inc. for the year ended June 30, 2007.

/s/ Holtz Rubenstein Reminick, LLP
Melville, New York
October 15, 2007